      Kimberly-Clark Reports Details of Record Sales and 17 Percent EPS Increase in First Quarter 2004

   Volume Growth of 6 Percent and Currency Benefits of 5 Percent Drive Double-Digit Sales Gain Despite Lower Selling Prices;

Cash Flow Strength Continues

Company Boosts 2004 Share Repurchase Target to $1 Billion

DALLAS, April 22, 2004—Kimberly-Clark Corporation (NYSE: KMB) today reported details of its results for the first quarter of 2004. As noted in a preliminary announcement on April 12, 2004, net sales increased nearly 10 percent to a record $3.8 billion and diluted net income of 91 cents per share for the quarter exceeded the company’s previous guidance. The double-digit sales gain came on the strength of a 6 percent improvement in sales volumes, better than the company’s projected range of 3 to 5 percent for the year. Reported earnings per share were up 17 percent versus 78 cents in 2003.

        Compared with earnings before unusual items of 80 cents per share in 2003, first quarter earnings per share rose 14 percent. Last year’s unusual item is described below.

        Cash provided by operations was $615 million in the first quarter, 18 percent higher than the prior year. The company said that based on continued strong cash flow, it has increased its target for share repurchases in 2004 to approximately $1 billion, nearly double the previous forecast of $500 million or more.

        Chairman and Chief Executive Officer Thomas J. Falk said, “I’m very pleased that the momentum that fueled our growth in the

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fourth quarter of last year is continuing. We’re off to a good start in 2004, executing our strategic plan well and generating significant amounts of cash. I’m particularly encouraged by the volume trends, which speak to the success of our brand-building efforts.”

        Highlighting the first quarter sales volume gains were a third consecutive quarter of double-digit growth for the company’s child care products in North America, driven by record shipments of Pull-Ups training pants, and mid single-digit growth for Huggies diapers in North America. With the company’s brands growing well ahead of category rates, market share improved in both diapers and pants. Other areas of volume strength included Health Care products globally, K-C Professional in North America, Consumer Tissue in North America and Europe and the company’s operations in Eastern Europe and the Middle East.

        Foreign currency also contributed positively to sales, as changes in exchange rates increased the U.S. dollar value of first quarter sales by more than 5 percent compared with 2003. Meanwhile, net selling prices were nearly 2 percent below the prior year due to competitive promotional activity.

        The company’s results for the quarter also benefited from pretax cost savings of about $40 million and a lower effective tax rate, partially offset by higher fiber costs.

Unusual items

        Last year’s first quarter results included a pretax charge of approximately $16 million, or 2 cents per share, as a result of a legal judgment related to a European government grant dating back to 1987.

        Kimberly-Clark management believes that, because of the nature of this unusual item, investors’ understanding of the company’s performance is enhanced by disclosing earnings per share before the unusual item as a reasonable basis for comparison of the company’s ongoing results of operations. The attached Earnings Summary schedule provides a reconciliation of earnings per share before the unusual item to diluted net income per share determined in accordance with generally accepted accounting principles.

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Review of first quarter sales

        Sales grew versus the prior year in each of the company’s business segments – Consumer Tissue, Personal Care and Business-to-Business – as well as in the developed markets of North America and Europe and the developing and emerging markets of Asia, Latin America and Eastern Europe. Adding more than 1 percent to sales in the quarter was the consolidation of Klabin Kimberly S.A., the company’s former equity affiliate in Brazil and the acquisition of Klucze, Poland’s leading consumer tissue business, which took place in August 2003 and February 2003, respectively.

        Sales of consumer tissue products were up nearly 10 percent, driven by volume growth of almost 8 percent and currency effects, primarily in Europe and Australia, of about 6 percent. Net selling prices declined almost 2 percent from the first quarter of 2003, due mainly to competitive promotional activity in North America and Europe.

        In North America, sales volumes of consumer tissue products rose 5 percent while net pricing was lower by almost 3 percent. Sales volumes of Viva and Scott towels increased at a double-digit rate and shipments of Kleenex facial tissue and Scott bathroom tissue also rose.

        In Europe, consumer tissue sales climbed 20 percent on high single-digit volume growth and improvement in currency exchange rates for the euro and the British pound. Excluding the Klucze acquisition, sales volumes grew 4 percent due primarily to strong sales of Andrex bathroom tissue. Net selling prices were down 2 percent. Consumer tissue sales in developing and emerging markets increased nearly 30 percent primarily as a result of the consolidation of Klabin Kimberly, Brazil’s leading tissue manufacturer, and currency benefits in Australia.

        Sales of personal care products improved approximately 7 percent in the first quarter. Currency-related gains contributed 5 percent while higher sales volumes of 4 percent were partially offset by a 2 percent reduction in net selling prices.

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        In North America, Personal Care sales volumes increased approximately 7 percent versus the prior year, driven by the previously mentioned record shipments of Pull-Ups training pants along with high single-digit volume gains for Depend and Poise incontinence care products. Huggies baby wipes also experienced excellent volume growth, while new Huggies Convertibles diaper-pants and rising sales of improved Huggies Supreme diapers keyed an overall volume improvement of 4 percent for Huggies diapers in the region. Competitive pricing and promotional activity during the quarter resulted in a decline in net selling prices of less than 2 percent.

        Personal Care sales in Europe rose approximately 3 percent in the quarter. Currency effects boosted sales 13 percent, however, sales volumes declined about 7 percent on lower diaper sales and net selling prices were down almost 3 percent. In developing and emerging markets, personal care sales rose 12 percent in the first quarter, as strong sales of Huggies diapers helped drive double-digit volume growth in Australia, Eastern Europe and the Middle East. Favorable currency effects in Australia and Brazil also contributed to the increase in sales.

        Sales of business-to-business products increased 16 percent in the quarter. Overall sales volumes advanced about 8 percent, driven by double-digit growth for Health Care products globally and high-single-digit growth for K-C Professional’s brands in North America. Currency effects boosted sales by approximately 5 percent. Meanwhile, net pricing decreased more than 2 percent, as Health Care prices were down 4 percent and K-C Professional prices in North America were more than 2 percent lower.

Other first quarter operating results

        Operating profit in the first quarter of 2004 was $648.3 million, nearly 12 percent greater than the prior year, and up 9 percent compared with operating profit before unusual items of $594.9 million in 2003. The combined benefits from volume growth, foreign currency and cost savings more than offset the $65-plus million impact of lower selling prices and over $15 million in higher fiber costs.

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        Other income and expense in the first quarter was a net expense of $14.5 million in 2004 compared with $35.4 million in 2003, which included the previously mentioned pretax charge of nearly $16 million for a legal judgment.

        The effective tax rate in the first quarter declined to approximately 21 percent from 29 percent last year due primarily to income tax benefits from the company’s ownership interest in a synthetic fuel partnership. The lower tax rate in 2004 improved net income by more than $10 million, equivalent to about 2 cents per share, versus the first quarter of 2003.

        Kimberly-Clark’s share of net income of equity companies in the first quarter increased to $30.9 million in 2004 from $26.0 million in 2003 due to higher net income at Kimberly-Clark de Mexico, S.A. de C.V. (KCM). The increase was mainly attributable to currency effects as changes in the value of the Mexican peso depressed the prior year’s results. Meanwhile, KCM’s sales rose 10 percent, highlighted by continued double-digit volume growth in its consumer businesses; however, higher raw material costs caused a 6 percent decline in operating profit for the quarter. KCM recently announced price increases for most of its consumer products effective in the third quarter to offset the cost inflation.

        Key factors responsible for the 18 percent improvement in cash provided by operations in the first quarter included higher earnings, better primary working capital performance (accounts receivable and inventories less accounts payable) and a lower pension contribution. During the quarter, the company repurchased 2.6 million shares of common stock at a cost of $163 million, up from an investment of approximately $113 million in 2003.

2004 Outlook

        Commenting on the outlook, Falk said, “Our priorities for the balance of the year and beyond will center on delivering results in line with the long-term objectives set forth in our Global Business Plan last July. We remain focused on driving top- and bottom-line growth, generating strong cash flow and improving capital efficiency.

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Given our first quarter performance and plans in place for the year, we are confident we will hit our targets of 3 to 5 percent volume growth and $150 million of cost reductions in 2004. All in all, we believe that earnings per share this year will be toward the high end of our targeted range of $3.55 to $3.65.

        “As for the second quarter, we expect to overcome recent increases in fiber, polymer and oil costs to deliver earnings in a range of 87 to 89 cents per share, an improvement of 6 to 9 percent compared with earnings of 82 cents per share in 2003. This is in line with external expectations and consistent with our bottom-line growth targets both for 2004 and longer-term.”

        The company noted that, based on additional synthetic fuel benefits, its effective income tax rate for the year is expected to be approximately 24 percent versus the previous forecast of 25 to 26 percent. The additional tax benefits, net of related nonoperating expenses, should total approximately $10 million. A majority of this net benefit was recognized in the first quarter and the balance will be reflected in the second quarter. As a result, the effective tax rate is anticipated to be 22 to 23 percent in the second quarter, before increasing to 25 to 26 percent in the second half of the year.

Conference call

        A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

        Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – almost a quarter of the world’s population – trust K-C brands to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups,

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Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 132-year history of innovation, visit www.kimberly-clark.com.

        Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company’s Web site.

        Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company’s Annual Report on Form 10-K for the year ended December 31, 2003 entitled “Factors That May Affect Future Results.”

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED MARCH 31

(Millions, except per share amounts)

EARNINGS SUMMARY:

There were no unusual items in the first quarter of 2004.

The following tables present the reconciliation of earnings before an unusual item to GAAP net income.

	Three Months Ended March 31 2003
	Income (Expense)	Diluted Earnings Per Share
Earnings Before Unusual
Item	$408.8	$.80
Charge for Unusual Item:
European Legal Judgment	(11.1)	(.02)

Net Income	$397.7	$.78

	Three Months Ended March 31
	2004	2003	Change
Operating Profit
Before Unusual Item	$648.3	$594.9	+ 9.0%
European Legal Judgment	--	(15.6)	N.M.

Operating Profit
As Reported	$648.3	$579.3	+11.9%

N.M.–Not meaningful

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED MARCH 31

(Millions, except per share amounts)

	Three Months Ended March 31
	2004	2003	Change

Net Sales	$3,799.1	$3,459.7	+9.8%
Cost of products sold	2,511.5	2,256.1	+11.3%
Gross Profit	1,287.6	1,203.6	+7.0%
Marketing, research and general
expenses	624.8	588.9	+6.1%
Other (income) expense, net	14.5	35.4	N.M.

Operating Profit	648.3	579.3	+11.9%
Nonoperating expense	(51.5)	--	N.M.
Interest income	4.0	4.8	-16.7%
Interest expense	(38.7)	(43.0)	-10.0%

Income Before Income Taxes	562.1	541.1	+3.9%
Provision for income taxes	116.7	157.5	-25.9%

Income Before Equity Interests	445.4	383.6	+16.1%
Share of net income of equity
companies	30.9	26.0	+18.8%
Minority owners’ share of
subsidiaries’ net income	(17.0)	(11.9)	+42.9%

Net Income	$459.3	$397.7	+15.5%

Net Income Per Share – Diluted	$.91	$.78	+16.7%

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED MARCH 31

(Millions, except per share amounts)

Notes:

1. In 2003, a charge for an unusual item is included as follows: other (income) expense, net - $15.6 million. The income tax benefit of this item is $4.5 million.

2. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2004	2003

Pro forma net income	$449.9	$381.7
Pro forma earnings per share – diluted	$.89	$.75

3. OTHER INFORMATION:

	Three Months Ended March 31
	2004	2003
Cash Dividends Declared
Per Share	$.40	$.34

	March 31
Common Shares	2004	2003

Outstanding As Of	501.3	509.0

Average Diluted for
Three Months Ended	505.3	511.3

N.M.–Not meaningful

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions)

Supplemental Financial Information:

	March 31	December 31
	2004	2003
Preliminary Balance Sheet Data:

Cash and cash equivalents	$329.0	$290.6
Accounts receivable	1,962.3	1,955.1
Inventories	1,581.2	1,563.4
Total assets	16,888.1	16,779.9
Accounts payable	1,134.0	1,141.4
Debt payable within one year	638.4	864.3
Long-term debt	2,811.7	2,733.7
Preferred securities of subsidiary	574.4	567.9
Stockholders’ equity	6,992.9	6,766.3

	Three Months Ended March 31
	2004	2003
Preliminary Cash Flow Data:

“Free Cash Flow” Reconciled to
Cash Provided by Operations:

Free cash flow	$337.6	$184.2
Capital spending	106.5	182.5
Cash dividends paid	171.1	154.0

Cash provided by operations	$615.2	$520.7

Cash used for investing	$(89.6)	$(309.3)

Cash used for financing	$(484.0)	$(338.4)

Depreciation	$200.4	$181.9

Unaudited

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KIMBERLY-CLARK CORPORATION

SELECTED BUSINESS SEGMENT DATA

PERIODS ENDED MARCH 31

(Millions)

	Three Months Ended March 31
	2004	2003	Change
NET SALES:

Personal Care	$1,480.1	$1,385.3	+ 6.8%
Consumer Tissue	1,342.0	1,222.5	+ 9.8%
Business-to-Business	1,029.6	887.8	+16.0%
Unallocated items – net	2.2	--	N.M.
Intersegment Sales	(54.8)	(35.9)	N.M.

Consolidated	$3,799.1	$3,459.7	+ 9.8%

OPERATING PROFIT:

Personal Care	$326.5	$291.9	+11.9%
Consumer Tissue	201.9	202.1	- 0.1%
Business-to-Business	165.9	144.5	+14.8%
Other income (expense),
net (a)	(14.5)	(35.4)	N.M.
Unallocated items – net	(31.5)	(23.8)	N.M.

Consolidated	$648.3	$579.3	+11.9%

(a)  Includes a charge for an unusual item of $15.6 million in 2003.

N.M.–Not meaningful

Unaudited

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Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to the Corporation’s Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue and Business-to-Business operations. These strategies include global plans for branding and product positioning, technology and research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses.

On January 19, 2004, the Corporation announced organizational changes that, while maintaining its three global business segments – Personal Care, Consumer Tissue and Business-to-Business – for financial reporting purposes, changed the composition of the segments. The baby wipes business was moved to the Personal Care segment from the Consumer Tissue segment. Financial information related to the baby wipes business for prior periods was reclassified to reflect this structural change.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; baby wipes; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Page and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away-from-home use; health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.

Unaudited